Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822 2330	December 27, 2007 Tim Ryan, The Trout Group 646 378 2924

NEOPROBE OBTAINS $13 MILLION IN FUNDING
Business Update Conference Call Scheduled for January 3, 2008
DUBLIN, OHIO — December 27, 2007 — Neoprobe Corporation (OTCBB:NEOP — News), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that it had signed definitive agreements for a $13 million financing with Platinum Montaur Life Sciences LLC (“Montaur”) . The first funding under the Securities Purchase Agreement between Neoprobe and Montaur is for $7 million, which will be used to repay in full $5.7 million in notes that were due in January 2009. In addition, funding from the first closing will retire 10,125,000 in warrants to purchase shares of Neoprobe common stock that were associated with the notes due in 2009. Montaur has committed to additional funding aggregating $6 million that will be used to support the development of Lymphoseek®.
Michael Goldberg, M.D., Principal, Montaur Capital Partners, LLC and Portfolio Manager of the Platinum Montaur Life Sciences Fund, said, “Neoprobe represents an excellent investment opportunity. They have established a dominant position in the gamma detection medical device arena, they have structured a Lymphoseek marketing and distribution agreement with Cardinal Health, the premier radiopharmaceutical organization in the United States, and they are poised to commence the Phase 3 clinical evaluation of Lymphoseek that we believe will transform the company’s revenue and profitability outlook.”
David Bupp, Neoprobe’s President and CEO, said, “We are very pleased to complete the financing with Montaur, which provides us with the financial resources to complete the clinical and other development activities associated with Lymphoseek. Coupled with the recently completed marketing and distribution agreement for Lymphoseek in the United States and the recently extended marketing agreement for our gamma detection device products, we believe Neoprobe is prepared to take the next steps in our evolution as a multiple product biomedical company with both device and drug revenues.”
The first funding of $7 million is in the form of a secured note which is due in December 2011. The note is partially convertible at the option of Montaur into shares of Neoprobe common stock at a negotiated fixed conversion price of $0.26. If Montaur converts all of the eligible portion of the first note into common stock Neoprobe would issue 13,461,538 shares of Neoprobe common stock to Montaur. In addition, Neoprobe issued to Montaur warrants to purchase 6,000,000 shares of Neoprobe common stock at an exercise price of $0.32 per share.
A second funding of $3 million will occur upon the commencement of the Phase 3 clinical studies of Lymphoseek. The second funding will be in the form of a secured note payable in December 2011. The second note will be fully convertible at the option of Montaur into shares of Neoprobe common stock at the lesser of $0.40 per share or the closing price of Neoprobe common stock prior to closing. In addition, at the second closing Neoprobe will issue to Montaur warrants to purchase an amount of shares of Neoprobe common stock equal to the number of conversion shares at an exercise price of 115% of the conversion price of the second note.
Finally, a third funding of $3 million will occur upon the completion of the enrollment of 200 evaluable patients in the Phase 3 clinical studies of Lymphoseek. The third funding will be in the form of convertible preferred stock of Neoprobe. The preferred shares will be fully convertible at the option of Montaur into shares of Neoprobe common stock at the lesser of $0.50 per share or the closing price of Neoprobe common stock prior to closing. In addition, Neoprobe will issue to

NEOPROBE CORPORATION
ADD — 2
Montaur warrants to purchase an amount of shares of Neoprobe common stock equal to the number of conversion shares at an exercise price of 115% of the conversion price of the preferred stock.
WBB Securities LLC served as the sole placement agent on the transaction with Montaur.
Neoprobe’s President and CEO, David Bupp, will discuss the Montaur funding and other recent development events during a conference call scheduled for 11:30AM ET, Thursday, January 3, 2008. The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date:	January 3, 2008	Available until:	January 10, 2008
Time:	11:30AM ET	Toll-free (U.S.) Dial in # :	877-660-6853
		International Dial in # :	201-612-7415
Toll-free (U.S.) Dial in # :	877-407-8033	Replay passcodes (both
International Dial in # :	201-689-8033	required for playback):
		Account # :	286
		Conference ID # :	267217
Lymphoseek is a proprietary radioactive tracing agent being developed for use in connection with gamma detection devices in a surgical procedure known as Intraoperative Lymphatic Mapping (ILM). Neoprobe has discussed with FDA protocols for the conduct of Phase 3 clinical evaluations of Lymphoseek in patients with either breast cancer or melanoma. Pending the completion of the Phase 3 protocol review by FDA and obtaining the consent of the institutions who will conduct the Phase 3 studies, Neoprobe intends to commence enrollment in the Phase 3 trials in the first quarter of 2008.
About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com
Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.